UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-30280
POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-104127
POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-159839
POST EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-167823

UNDER THE SECURITIES ACT OF 1933

iPARTY CORP.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation of organization)	76-0547750 (I.R.S. Employer Identification No.)
270 Bridge Street, Suite 301 Dedham, Massachusetts 02026
(Address of Principal Executive Offices)

iParty Corp.
Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan
2009 Stock Incentive Plan
(Full title of the plan)

Sal Perisano
Chief Executive Officer
iParty Corp.
270 Bridge Street, Suite 301
Dedham, Massachusetts 02026
(Name and address of agent for service)

(781) 329-3952
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by iParty Corp. (the “Registrant”):

•
Registration Statement No. 333-30280, filed on February 14, 2000, registering 4,000,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Registrant under the Registrant's Amended and Restated 1998 Incentive and Nonqualified Stock Option Plan.

•
Registration Statement No. 333-104127, filed on March 28, 2003, registering 7,000,000 shares of the Common Stock, of the Registrant under the Registrant's Amended and Restated 1998 Incentive and Nonqualified Stock Option Plan.

•	Registration Statement No. 333-159839, filed on June 8, 2009, registering 1,322,894 shares of the Common Stock, of the Registrant under the Registrant's 2009 Stock Option Plan.
•	Registration Statement No. 333-167823, filed on June 28, 2010, registering 5,000,000 shares of the Common Stock, of the Registrant under the Registrant's 2009 Stock Option Plan.

On May 9, 2013 (the “Effective Time”), pursuant to the terms of the Agreement and Plan of Merger, dated as of  March 1, 2013, by and among the Registrant, Party City Holdings Inc., a Delaware corporation (“Party City”), and Confetti Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Party City (“MergerSub”), MergerSub merged with and into the Registrant and the Registrant became a wholly-owned subsidiary of Party City (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the offerings pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Dedham, Commonwealth of Massachusetts on May 9, 2013.

iPARTY CORP.

By: /s/ Sal Perisano
Name: Sal Perisano
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sal Perisano	Chief Executive Officer and Chairman of the Board (principal executive officer)	May 9, 2013
Sal Perisano

/s/ David Robertson	Chief Financial Officer (principal financial officer and principal accounting officer)	May 9, 2013
David Robertson

/s/ Daniel DeWolf	Director	May 9, 2013
Daniel DeWolf

/s/ Frank Haydu	Director	May , 2013
Frank Haydu

/s/ Martin Hernon	Director	May 9, 2013
Martin Hernon

/s/ Joseph Vassalluzzo	Director	May 9, 2013
Joseph Vassalluzzo